Registration No. 333-59453
                                                   Rule 424 (b)(2)

PRICING SUPPLEMENT NO. 17 Dated March 17, 1999 (To Prospectus dated
July 28, 1998)
                         $5,000,000,000

    H O U S E H O L D   F I N A N C E   C O R P O R A T I O N

                        Medium Term Notes

           Due Nine Months or More from Date of Issue
                       ------------------

Principal Amount:   $200,000,000

Price to Public:    100%           Proceeds to HFC:    100%

Issue Date:    March 22, 1999

Stated Maturity:    March 22, 2001

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on March 19, 1999.

Interest Rate Basis:     Federal Funds Rate.

Spread or Spread Multiplier:  Plus 0.34% (+ 34 basis points)

Interest Payment Dates:  On the 22nd of March, June, September and
     December of each year, commencing June 22, 1999, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Determination Date:  On the Business Day prior to each
     Interest Reset Date.

Interest Reset Date:  On each Business Day, except that the
     Interest Rate in effect for the two Business Days before an Interest Payment Date or the Stated Maturity Date shall be the Interest Rate in effect on the second Business Day prior to said Interest Payment Date or Stated Maturity Date, as the case may be.

Index Maturity:     Daily.

Agent:    Not Applicable.

Agent's Commission or Discount:    Not Applicable.